Exhibit 10.15

PARENT SUPPORT AGREEMENT

This PARENT SUPPORT AGREEMENT dated as of March 25, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made by LINN ENERGY, LLC, a Delaware limited liability company (the “Parent”), in favor of BERRY PETROLEUM COMPANY, LLC, a Delaware limited liability company (“Berry”).

RECITALS:

WHEREAS, Berry has heretofore issued $450,000,000 in original aggregate principal amount of its 10.25% senior notes due 2014 (collectively, the “2014 Notes”), of which $205 million in aggregate principal amount remains outstanding on the date hereof;

WHEREAS, the outstanding principal amount of the 2014 Notes shall mature and become due and payable in full on June 1, 2014 (the “Maturity Date”);

WHEREAS, the 2014 Notes are the only series of senior notes of Berry that will mature within the next twelve months of this Agreement;

WHEREAS, Berry, individually, does not expect to have sufficient liquidity to pay the 2014 Notes in full on the Maturity Date, and therefore, the Parent desires to execute and deliver this Agreement to ensure to Berry that the Parent will provide such liquidity to Berry; and

WHEREAS, Berry is a wholly-owned indirect subsidiary of the Parent, and the Parent has determined that it is in Berry’s and its best interests to execute and deliver this Agreement;

NOW, THEREFORE BE IT RESOLVED, in consideration of the above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent hereby agrees as follows:

AGREEMENT:

Section 1.     Agreement to Contribute Capital. The Parent hereby agrees to, on or before the Maturity Date, contribute or otherwise transfer funds to Berry in an amount which will enable Berry to pay the 2014 Notes in full upon maturity in accordance with their terms (the “Contribution”).

Section 2.     Acknowledgments. The Parent hereby acknowledges that it has the financial ability to make the Contribution and that the intent of this Agreement and the Contribution is to ensure that the 2014 Notes will be paid in full.

Section 3.    Assignment; No Third Party Beneficiaries.    This Agreement is executed and delivered by the Parent solely for the benefit of Berry and, without the prior written consent of the Parent, Berry may not assign, transfer, pledge as collateral or otherwise encumber this Agreement or any of Berry’s rights hereunder. No entity other than Berry shall have rights under this Agreement.

Section 4.    Governing Law.    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date first set forth above.

LINN ENERGY, LLC

By:	/s/ David B. Rottino
Name: David B. Rottino
Title: Executive Vice President, Business Development and Chief Accounting Officer

Acknowledged as of the date first set forth above by:

BERRY PETROLEUM COMPANY, LLC

By:	/s/ Candice J. Wells
Name: Candice J. Wells
Title: Vice President, General Counsel and Corporate Secretary

Parent Support Agreement